Exhibit 10.14

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”), dated as of December 19, 2019 (the “Effective Time”), is entered into by and among (i) Pivotal Acquisition Corp., a Delaware corporation (the “Company”) and (ii) the Persons included on the signature pages hereto as “LD Topco Holders” (collectively, the “LD Topco Holders”). Each of the Company and the LD Topco Holders may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 5 of this Agreement.

WHEREAS, the Company has agreed to permit the LD Topco Holders, in connection with the Effective Time, to designate up to six persons for nomination for election to the board of directors of the Company (the “Board”) and to provide certain ongoing rights with respect to the nomination of directors on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, the LD Topco Holders holding a majority of the LD Topco Shares shall have the right to designate up to six persons to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company not later than ten days after receiving notice of the date of the applicable meeting of shareholders provided to the LD Topco Holders; provided, however, the initial Nominees shall be appointed as set forth in Section 1(b).

(b) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time: (i) the size of the Board shall be set at eight members; and (ii) the following persons shall form the composition of the Board: (A) Richard J. Williams and Kevin Griffin shall be appointed as Class I Directors with terms ending at the Company’s 2020 Annual Meeting; (B) Donna Morea, Jonathan J. Ledecky and Evan Morgan shall be appointed as Class II Directors with terms ending at the Company’s 2021 Annual Meeting; and (C) Christopher J. Weiler, Daniel F. Akerson and William Darman shall be appointed as Class III Directors with terms ending at the Company’s 2022 Annual Meeting.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the shareholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as the LD Topco Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 65% of the total number of shares of Common Stock acquired by the LD Topco Holders on the date hereof, the LD Topco Holders holding a majority of the LD Topco Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to six (less the number of LD Topco Directors who are not up for election), and the size of the Board shall be set at eight members (or such other number of directors approved pursuant to Section 2 below);

(ii) for so long as the LD Topco Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 35% of the total number of shares of Common Stock acquired by the LD Topco Holders on the date hereof, but less than 65% of the total number of shares of Common Stock acquired by the LD Topco Holders on the date hereof, the LD Topco Holders holding a majority of the LD Topco Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to three (less the number of LD Topco Directors who are then serving but not up for election), and the size of the Board shall be set at eight members (or such other number of directors approved pursuant to Section 2 below); and

(iii) for so long as the LD Topco Holders (together with their Affiliates) Beneficially Own a number of shares of Common Stock equal to or greater than 10% of the total number of shares of Common Stock acquired by the LD Topco Holders on the date hereof but less than 35% of the total number of shares of Common Stock acquired by the LD Topco Holders on the date hereof, the LD Topco Holders holding a majority of the LD Topco Shares shall have the right to nominate, in the aggregate, a number of Nominees equal to one (less the number of LD Topco Directors who are then serving but not up for election), and the size of the Board shall be set at eight members (or such other number of directors approved pursuant to Section 2 below);

provided, that, no reduction in the number of shares of Common Stock over which the LD Topco Holders and their Affiliates retain voting control shall shorten the term of any incumbent Director.

(d) The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the shareholders of the Company for each election of Directors and recommended by the Board at any meeting of shareholders called for the purpose of electing directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board. In addition, each Shareholder agrees with the Company that such Shareholder shall vote in favor of each person to be appointed or nominated, as the case may be, for election to the Board and who has been recommended by the Board for such appointment or nomination at every meeting of the shareholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the Company or the Board with respect to the election of members of the Board.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a LD Topco Director or for any other reason, the LD Topco Holders holding a majority of the LD Topco Shares shall be entitled to designate such person’s successor, and the Company shall, within ten days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such LD Topco Director shall not be filled pending such designation and appointment, unless the LD Topco Holders fail to designate such Nominee for more than 15 days, after which the Company may appoint an interim successor Director until the LD Topco Holders make such designation.

(f) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the LD Topco Holders holding a majority of the LD Topco Shares shall be entitled to designate promptly another Nominee and the Shareholders and the Company shall take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the LD Topco Holders fail to designate such Nominee for more than 30 days, after which the Company may appoint an interim successor nominee who may serve as a director if duly elected until the LD Topco Holders make such designation. The LD Topco Holders shall not be obligated to designate all (or any) of the directors they are entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of their rights hereunder.

(g) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each LD Topco Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(h) In accordance with the Company’s Organizational Documents, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. The Company shall notify the LD Topco Holders in writing of any new committee of the Board to be established at least 15 days prior to the effective establishment of such committee. If requested by the LD Topco Holders holding a majority of the LD Topco Shares, the Shareholders and the Company shall take all necessary steps within its control to cause at least two LD Topco Directors (selected by such LD Topco Holders) to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods).

(i) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors; provided, that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

(j) For so long as any LD Topco Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(k) Notwithstanding anything herein to the contrary, if the LD Topco Holders have the right to designate one or more Nominees and either have not exercised such right with respect to any Nominee or no such Nominee has not been elected as a LD Topco Director (such that there are no LD Topco Directors on the Board), then the LD Topco Holders holding a majority of the LD Topco Shares may elect at such time in their sole discretion to designate one Board observer (regardless of how many rights to designate Designees such LD Topco Holders have) (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, however, that if the Board Observer does not, upon the written request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. The LD Topco Holders holding a majority of the LD Topco Shares may revoke any such Observation Election at any time upon written notice to the Company after which the LD Topco Holders shall be entitled to designate a replacement Board Observer.

(l) The Nominees may, but do not need to, qualify as “independent” pursuant to listing standards of the Approved Stock Exchange, except that, if the LD Topco Holders have the right to designate three Nominees, then at least one Nominee shall qualify as “independent” pursuant to listing standards of the Approved Stock Exchange. All other Directors of the Board other than the Chief Executive Officer of the Company shall qualify as “independent” pursuant to listing standards of the Approved Stock Exchange.

(m) For the avoidance of doubt, a reduction in the percentage of Common Stock Beneficially Owned by the LD Topco Holders shall not impact the LD Topco Holders’ right to fill a vacancy resulting from any Nominee ceasing to serve as a Director for any reason.

(n) Notwithstanding anything herein to the contrary, from and after the Effective Time and at any time prior to a Termination Event, the Shareholders shall not knowingly take or agree to take, directly or indirectly, any action to frustrate, obstruct or otherwise prevent, the Company from performing its obligations to nominate the Nominees under Section 1(c).

Section 2. Actions Requiring Special Approval. Without the prior approval of the LD Topco Holders holding a majority of the LD Topco Shares, from and after the Effective Time and at any time prior to a Termination Event, the Company shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board or to make a change to the classes on which the Directors serve.

Section 3. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual Meeting” means any meeting of the stockholders of the Company held for the purpose of electing the Directors of the Company.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the Common Stock of the Company is listed.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in the recitals.

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Common Stock” means the issued and outstanding Class A common stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“LD Topco Director” means an individual elected to the Board that has been nominated by the LD Topco Holders pursuant to this Agreement.

“LD Topco Holders” has the meaning set forth in the preamble.

“LD Topco Shares” means any shares of Common Stock held by the LD Topco Holders.

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Organizational Documents” means the Company’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Party” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Shareholder” means any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Termination Event” has the meaning set forth in Section 17.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock. “Transferable” and “Transferee” shall each have a correlative meaning.

Section 4. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of the LD Topco Holders holding a majority of the LD Topco Shares. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 5. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 6. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to the Company:

Pivotal Acquisition Corp.

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail: jledecky@hockeyny.com

With a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

(b) If to an LD Topco Holder, in accordance with such LD Topco Holder’s signature page hereto, with copies (which shall not constitute notice), to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan

Email: paul.sheridan@lw.com

Section 7. Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 8. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 9. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 10. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 12. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13. Jurisdiction; WAIVER OF TRIAL BY JURY. Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 13. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14. Entire Agreement. This Agreement, together with the Merger Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the Transactions contemplated by the Merger Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 16. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17. Termination. Notwithstanding anything to the contrary contained herein, if the LD Topco Holders (together with their Affiliates and permitted assignees) cease to Beneficially Own a number of shares of Common Stock equal to or greater than 5% of the total number of shares of Common Stock issued and outstanding (on a non-fully diluted basis) (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Section 1(g), (i), (j) and (k), Sections 5 through 6, Sections 7 through 11, Sections 12 through 18, this Section 17 and Section 18 shall survive the termination of this Agreement.

Section 18. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Company:

PIVOTAL ACQUISITION CORP.

By:	/s/ JONATHAN J. LEDECKY
Name:	Jonathan J. Ledecky
Title:	CEO

[Signature page to Stockholders’ Agreement]

LD Topco Holder:

CEOF II DE I AIV, L.P.

By: CEOF II DE AIV GP, L.P., its general partner

By: CEOF II DE GP AIV, L.L.C., its general partner

By:	/s/ WILLIAM DARMAN
Name: William Darman
Title: Managing Director

CEOF II Coinvestment (DE), L.P.

By: CEOF II DE AIV GP, L.P.; its general partner

By: CEOF II DE GP AIV, L.L.C.; its general partner

By:	/s/ WILLIAM DARMAN
Name: William Darman
Title: Managing Director

CEOF II Coinvestment B (DE), L.P.

By: CEOF II DE AIV GP, L.P.; its general partner

By: CEOF II DE GP AIV, L.L.C.; its general partner

By:	/s/ WILLIAM DARMAN
Name: William Darman
Title: Managing Director

Address for notice purposes:

Attention:
Telephone:
Facsimile:
E-mail:

[Signature page to Stockholders’ Agreement]

REVOLUTION GROWTH III, LP

By: Revolution Grown GP III, L.P, its general partner

By: Revolution Growth UGP III, LLC, its general partner

By:	/s/ STEVEN J. MURRAY
Name: Steven J. Murray
Title: Operating Manager

Address for notice purposes:

Attention:
Telephone:
Facsimile:
E-mail:

[Signature page to Stockholders’ Agreement]